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Exhibit 3.4

                          CERTIFICATE OF INCORPORATION
                                       OF
                         BRITWILL INVESTMENTS - I, INC.

                                    * * * * *

                  1. The name of the corporation is

                         BRITWILL INVESTMENTS - I, INC.

                  2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                  3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  4. The total number of shares of stock which the corporation shall have authority to issue is one million (1,000,000) and the par value of each of such shares is One Dollar ($1.00) amounting in the aggregate to One Million Dollars ($1,000,000).

                  The holders of common stock shall, upon the issuance or sale of shares of stock of any class (whether now or hereafter authorized) or any securities convertible into such stock, have the right, during such period of time and on such conditions as the board of directors shall prescribe, to subscribe to and purchase such shares or securities in proportion to their respective holdings of common stock, at such price or prices as the board of directors may from time to time fix and as may be permitted by law.

                  5A. The name and mailing address of each incorporator is as follows:

                      NAME                                 MAILING ADDRESS
                      ----                                 ---------------

                  K. S. Hood                          811 Dallas Avenue
                                                      Houston, Texas  77002

                  V. S. Alfano                        811 Dallas Avenue
                                                      Houston, Texas  77002

                  D. Page                             811 Dallas Avenue
                                                      Houston, Texas 77002

                  5B. The name and mailing address of each person, who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:
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                      NAME                                 MAILING ADDRESS
                      ----                                 ---------------

                  Bruce H. Whitehead                  5950 Berkshire, Suite 1100
                                                      Dallas, Texas  75225

                  6. The corporation is to have perpetual existence.

                  7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

                  8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

                  Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

                  Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, in sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

                  9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                  10. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.
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                  WE, THE UNDERSIGNED, being each of the incorporators
hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 29th day of September, 1992.

                                    /s/
                                    --------------------------------
                                    K. S. Hood


                                    /s/
                                    --------------------------------
                                    V. S. Alfano


                                    /s/
                                    --------------------------------
                                    D. Page


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